                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Pioneer and DuPont from documents filed with the SEC that have not been included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

     Pioneer Hi-Bred International, Inc.           E. I. du Pont de Nemours and Company
             Investor Relations                             Investor Relations
             800 Capital Square                             1007 Market Street
              400 Locust Street                         Wilmington, Delaware 19898
           Des Moines, Iowa 50309                             (302) 774-1000
               (515) 248-4800


    PLEASE REQUEST DOCUMENTS BY SEPTEMBER 23, 1999. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.


    See "WHERE YOU CAN FIND MORE INFORMATION" for more information about the documents referred to in this proxy statement/prospectus.